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                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             213 WASHINGTON STREET
                           NEWARK, NEW JERSEY 07102

                MEDICALLY RELATED SURRENDER SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-00001]

EFFECTIVE DATE OF THE MEDICALLY RELATED SURRENDER ENDORSEMENT: [Issue Date of the Annuity]

MAXIMUM MEDICALLY RELATED SURRENDER AMOUNT: $500,000

THERE IS NO CHARGE FOR THE MEDICALLY RELATED SURRENDER BENEFIT.

P-SCH-MRS(2/10)-NY